SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
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The Procter & Gamble Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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THE PROCTER & GAMBLE COMPANY

Notice of Annual Meeting

and

Proxy Statement

Procter & Gamble Hall

at the Aronoff Center for the Arts

Annual Meeting of Shareholders

October 12, 2004

THE PROCTER & GAMBLE COMPANY

P.O. Box 599

Cincinnati, Ohio 45201-0599

August 27, 2004

Fellow Procter & Gamble Shareholders:

      It is my pleasure to invite you to this year’s annual meeting of shareholders, which will be held on Tuesday, October 12, 2004.

      The meeting will start at 12:00 noon, Eastern Daylight Time, at the Procter & Gamble Hall at the Aronoff Center for the Arts, 650 Walnut Street, in Cincinnati.

      I appreciate your continued confidence in the Company and look forward to seeing you on October 12.

Sincerely,

A. G. LAFLEY
Chairman of the Board, President and Chief Executive

THE PROCTER & GAMBLE COMPANY

P.O. Box 599
Cincinnati, Ohio 45201-0599

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 27, 2004

Date:	Tuesday, October 12, 2004

Time:	12:00 noon, Eastern Daylight Time

Place:	Procter & Gamble Hall at the Aronoff Center for the Arts 650 Walnut Street, Cincinnati, Ohio

Purposes of the meeting:

•	To review the minutes of the 2003 annual meeting of shareholders;

•	To receive reports of officers;

•	To elect five members of the Board of Directors;

•	To vote on a proposal to ratify the appointment of the independent registered public accounting firm;

•	To vote on a proposal to amend the Company’s Amended Articles of Incorporation to increase the authorized number of shares of Common Stock;

•	To vote on a proposal to amend the Company’s Code of Regulations to provide for the annual election of Directors;

•	To vote on one shareholder proposal; and

•	To consider any other appropriate matters brought before the meeting.

Who may attend the meeting:

      Only shareholders, persons holding proxies from shareholders, and representatives of the media and financial community may attend the meeting.

      Shareholders attending the meeting who are hearing-impaired should identify themselves during registration so they can sit in a special section where an interpreter will be available.

What to bring:

      If your shares are registered in your name, you should bring the enclosed admission ticket to the meeting.

      If your shares are held in the name of a broker, trust, bank, or other nominee, you will need to bring a proxy or letter from that broker, trust, bank, or nominee that confirms that you are the beneficial owner of those shares.

Webcast of the Annual Meeting:

      If you are not able to attend the meeting in person, you may listen to a live audiocast of the meeting on the Internet by visiting http://www.pg.com/investors at 12:00 noon Eastern Daylight Time on October 12, 2004.

Record Date:

      July 30, 2004 is the record date for the meeting. This means that owners of Procter & Gamble stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

Annual Report:

      We have mailed a copy of the annual report for the fiscal year that ended June 30, 2004 to each shareholder of record as of July 30, 2004 (except that only one annual report was mailed to certain shareholders who share an address unless we have received contrary instructions from one or more of the shareholders). The annual report is not part of the proxy solicitation materials.

Householding Information:

      We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving multiple copies. This procedure will reduce our printing costs and postage fees. If you are still receiving multiple copies of our annual report or proxy statement at a single address and wish to receive a single copy, please contact us at 1-800-742-6253 in the U.S., or inform us in writing at: The Procter & Gamble Company, Shareholder Services, P.O. Box 5572, Cincinnati, OH 45201-5572.

      Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect the mailing of dividend checks.

      If you participate in householding and wish to receive a separate copy of the 2004 annual report or proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of future materials, please call us toll-free at 1-800-742-6253 in the U.S., or inform us in writing at: The Procter & Gamble Company, Shareholder Services, P.O. Box 5572, Cincinnati, OH 45201-5572. We will respond promptly to such requests.

      Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

Proxy Voting:

      Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, or by using the enclosed proxy card. Please see your proxy card for specific instructions on how to vote.

      Our proxy tabulator, Automatic Data Processing, must receive any proxy that will not be delivered in person to the annual meeting by 9:00 a.m., Eastern Daylight Time on Tuesday, October 12, 2004.

By order of the Board of Directors,

JAMES J. JOHNSON
Secretary

Proxy Statement

      This proxy statement and the accompanying proxy card are being mailed to Procter & Gamble shareholders beginning August 27, 2004. The Procter & Gamble Company (the “Company”), on behalf of its Board of Directors, is soliciting your proxy to vote your shares at the 2004 annual meeting of shareholders. We solicit proxies to give all shareholders of record an opportunity to vote on matters that will be presented at the annual meeting. In the following pages of this proxy statement, you will find information on these matters. This information is provided to assist you in voting your shares.

Voting Information

Who can vote?

      You can vote if, as of the close of business on Friday, July 30, 2004, you were a shareholder of record of the Company’s

•	Common Stock;

•	Series A ESOP Convertible Class A Preferred Stock; or

•	Series B ESOP Convertible Class A Preferred Stock.

      Each share of the Company stock gets one vote. On July 30, 2004, there were issued and outstanding

•	2,542,205,025 shares of Common Stock;

•	90,582,713 shares of Series A ESOP Convertible Class A Preferred Stock; and

•	69,926,896 shares of Series B ESOP Convertible Class A Preferred Stock.

      For The Procter & Gamble Shareholder Investment Program participants:

      If you are a participant in The Procter & Gamble Shareholder Investment Program (“SIP”), you can vote shares of Common Stock held for your account through the SIP Custodian.

      For The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan participants:

      If you are a participant in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, you can instruct the trustees how to vote the shares of stock that are allocated to your account. If you do not vote your shares, the trustees will vote them in proportion to those shares for which they have received voting instructions. Likewise, the trustees will vote shares that have not been allocated to any account in the same manner.

How do I vote by proxy?

      Most shareholders can vote by proxy in three ways:

•	By Internet — You can vote by Internet by following the instructions on your proxy card;

•	By Telephone — In the United States and Canada you can vote by telephone by following the instructions on your proxy card; or

•	By Mail — You can vote by mail by using the enclosed proxy card.

      Please see your proxy card or the information your bank, broker, or other holder of record provided you for more information on these options.

      If you vote by proxy, your shares will be voted in the manner you indicate at the annual meeting. If you sign your proxy card but don’t specify how you want your shares to be voted, they will be voted as the Board of Directors recommends.

Can I change my vote after I return my proxy card?

      Yes. You can change or revoke your proxy by Internet, telephone, or mail at any time before the annual meeting.

Can I vote in person at the annual meeting instead of voting by proxy?

      Yes. However, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted.

Voting Procedures

      Election of Directors — The five candidates receiving the most votes will be elected as members of the Board of Directors.

      Proposals — The affirmative vote of a majority of shares participating in the voting on each proposal (except for the Board’s proposals dealing with amending the Company’s Amended Articles of Incorporation to increase the number of shares of Common Stock and amending the Company’s Code of Regulations to provide for the annual election of all Directors) is required for adoption. Abstentions and “broker non-votes” will not be counted as participating in the voting, and will therefore have no effect.

      Passage of the Board’s proposals dealing with amending the Company’s Amended Articles of Incorporation to increase the number of shares of Common Stock and amending the Company’s Code of Regulations to provide for the annual election of all Directors requires the affirmative vote of a majority of the Company’s issued and outstanding shares. Accordingly, abstentions and broker non-votes have the same effect as votes against the proposals.

Who pays for this proxy solicitation?

      We do. We have hired Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to assist us in soliciting proxies for a fee of $22,000 plus reasonable expenses. In addition, Georgeson and the Company’s Directors, officers, and employees may also solicit proxies by mail, telephone, personal contact, telegraph, or through online methods. We will reimburse their expenses for doing this.

      We will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Company stock. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

]

Election of Directors

      The Board of Directors is divided into three classes. The classes are as equal in number as is possible depending on the total number of Directors at any time. Each Director serves for a term of three years. The classes are arranged so that the terms of the Directors in each class expire at successive annual meetings. This means that the shareholders elect approximately one-third of the members of the Board of Directors annually.

      The terms of R. Kerry Clark, Joseph T. Gorman, Lynn M. Martin, Ralph Snyderman, and Robert D. Storey will expire at the 2004 annual meeting. The Board intends to nominate each of these individuals for new terms that will expire at the 2007 annual meeting.

      We don’t know of any reason why any of these nominees would not accept the nomination. However, if any of the nominees does not accept the nomination, the persons named in the proxy will vote for the substitute nominee that the Board recommends.

      The Board of Directors recommends a vote FOR R. Kerry Clark, Joseph T. Gorman, Lynn M. Martin, Ralph Snyderman, and Robert D. Storey as Directors to hold office until the 2007 annual meeting of shareholders and until their successors are elected.

Nominees for Election as Directors with Terms Expiring in 2007

R. Kerry Clark Director since 2002 Mr. Clark is Vice Chairman of the Board-Global Health, Baby & Family Care. He is also a Director of Textron Inc. Age 52.

Joseph T. Gorman Director since 1993
Mr. Gorman is retired Chairman and Chief Executive Officer of TRW Inc. (automotive, aerospace and information systems) and Chairman and Chief Executive Officer of Moxahela Enterprises LLC (venture capital). He is also a Director of Alcoa Inc., National City Corporation and Imperial Chemical Industries plc. Age 66.

Chairman of the Finance Committee and member of the Compensation and Executive Committees.

Lynn M. Martin Director since 1994
Ms. Martin is a former Professor at the J. L. Kellogg Graduate School of Management, Northwestern University and Chair of the Council for the Advancement of Women and Advisor to the firm of Deloitte & Touche LLP for Deloitte’s internal human resources and minority advancement matters. She is also a Director of SBC Communications, Inc., Ryder System, Inc., Dreyfus Funds and Constellation Energy Group. Age 64.

Member of the Finance and Public Policy Committees.

Ralph Snyderman, M.D. Director since 1995
Dr. Snyderman is Chancellor Emeritus, James B. Duke Professor of Medicine at Duke University. He is also a Director of Axonyx Inc. and Cardiome Pharma Corporation. Age 64.

Chairman of the Innovation & Technology Committee and member of the Finance Committee.

Robert D. Storey Director since 1988
Mr. Storey is a retired partner in the law firm of Thompson Hine, L.L.P., Cleveland, Ohio. He is also a Director of Verizon Communications. Age 68.

Chairman of the Public Policy Committee and member of the Finance Committee.

      All of the nominees for election as Director with terms expiring in 2007, except Ms. Martin and Mr. Storey, have been executive officers of their respective employers, and/or retired from such positions, for more than the past five years. Ms. Martin was a Professor at Northwestern University from 1993 until 1999. Mr. Storey was a partner in the law firm of Thompson Hine, L.L.P. from 1993 until 2004.

      Each of the nominees with terms expiring in 2007 was elected by the shareholders at the annual meeting in 2001 except Mr. Clark who was elected on April 8, 2002.

Incumbent Directors with Terms Expiring in 2005

Bruce L. Byrnes Director since 2002 Mr. Byrnes is Vice Chairman of the Board-Global Household Care. He is also a Director of Cincinnati Bell Inc. Age 56.

Scott D. Cook Director since 2000
Mr. Cook is Chairman of the Executive Committee of the Board of Intuit Inc. (a software and web services firm). He is also a Director of Intuit Inc. and eBay Inc. Age 52.

Member of the Compensation and Innovation & Technology Committees.

Domenico DeSole Director since 2001
Mr. DeSole is the retired President and Chief Executive Officer and Chairman of the Management Board of Gucci Group N.V. (a multibrand luxury goods company). He is also a Director of Bausch & Lomb, Gap, Inc. and Telecom Italia. Age 60.

Member of the Audit and Governance & Nominating Committees.

Charles R. Lee Director since 1994
Mr. Lee is retired Chairman of the Board and Co-Chief Executive Officer of Verizon Communications (telecommunication services). He is also a Director of The DIRECTV Group, Inc., Marathon Oil Corporation, United Technologies Corporation and US Steel Corporation. Age 64.

Chairman of the Governance & Nominating Committee and member of the Audit and Compensation Committees.

W. James McNerney, Jr. Director since 2003
Mr. McNerney is Chairman of the Board and Chief Executive Officer of 3M Company (diversified technology). He is also a Director of 3M Company and The Boeing Company. Age 55.

Member of the Audit, Finance and Governance & Nominating Committees.

Ernesto Zedillo Director since 2001
Dr. Zedillo is the former President of Mexico and Director of the Center for the Study of Globalization and Professor in the field of International Economics and Politics at Yale University. He is also a Director of Alcoa Inc. and Union Pacific Corporation. Age 52.

Member of the Finance and Public Policy Committees.

      All of the Directors with terms expiring in 2005, except Mr. McNerney and Dr. Zedillo, have been executive officers of their respective employers, and/or retired from such positions, for more than the past five years. Prior to his election as Chairman of the Board and Chief Executive Officer of 3M effective January 1, 2001, Mr. McNerney was President and Chief Executive Officer of G. E. Aircraft Engines from 1997 until 2000. Dr. Zedillo was President of Mexico from 1994 until 2000.

      Each of the Directors with terms expiring in 2005 was elected by the shareholders in 2002 except Mr. McNerney who was elected on May 1, 2003.

Incumbent Directors with Terms Expiring in 2006

Norman R. Augustine Director since 1989
Mr. Augustine is retired Chairman and Chief Executive Officer of Lockheed Martin Corporation and Chairman of the Executive Committee of Lockheed Martin (aerospace, electronics, telecommunications and information management). He is also a Director of Lockheed Martin Corporation, Black and Decker Corporation and ConocoPhillips. Age 69.

Chairman of the Compensation Committee and member of the Executive and Innovation & Technology Committees.

A. G. Lafley Director since 2000
Mr. Lafley is Chairman of the Board, President and Chief Executive of the Company. He is also a Director of General Electric Company and General Motors Corporation. Age 57.

Chairman of the Executive Committee.

Johnathan A. Rodgers Director since 2001
Mr. Rodgers is President and Chief Executive Officer of TV One, LLC (media and communications). Age 58.

Member of the Innovation & Technology and Public Policy Committees.

John F. Smith, Jr. Director since 1995
Mr. Smith is Chairman of the Board of Delta Air Lines, Inc. and retired Chairman of the Board and CEO of General Motors Corporation (automobile and related businesses). He is also a Director of Delta Air Lines, Inc. and Swiss Reinsurance Company. Age 66.

Chairman of the Audit Committee and member of the Governance & Nominating and Public Policy Committees.

Margaret C. Whitman Director since 2003
Ms. Whitman is President and Chief Executive Officer of eBay Inc. (a global online marketplace for the sale of goods and services). She is also a Director of eBay Inc. and Gap, Inc. Age 48.

Member of the Compensation and Governance & Nominating Committees.

      All of the Directors with terms expiring in 2006, except Mr. Rodgers, have been executive officers of their respective employers, and/or retired from such positions, for more than the past five years. Prior to his appointment as President and Chief Executive Officer of TV One, Mr. Rodgers was President of Discovery Networks, U.S. from 1996 until 2002.

      Each of the Directors with terms expiring in 2006 was elected by the shareholders at the annual meeting in 2003.

Committees of the Board

      The Board of Directors has seven Committees.

      The Executive Committee did not meet during the fiscal year ended June 30, 2004. Mr. Lafley serves as Chairman of the committee. The other members of the committee are Messrs. Augustine and Gorman. This committee has the authority to oversee the Company’s business and affairs between meetings of the Board of Directors. The Executive Committee’s charter can be found in the corporate governance section of the Company’s corporate website, www.pg.com.

      The Audit Committee met eight times during the fiscal year ended June 30, 2004 with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and financial management to review accounting, control, auditing and financial reporting matters. Mr. Smith serves as Chairman of the committee. The other members of the committee are Messrs. DeSole, Lee and McNerney. The Audit Committee has the responsibilities set forth in its charter with respect to the quality and integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the Company’s overall risk management profile; the independent registered public accounting firm’s qualifications and independence; the performance of the Company’s internal audit function and the independent registered public accounting firm; and preparing the annual Audit Committee Report to be included in the Company’s proxy statement. The Audit Committee’s charter can be found in the corporate governance section of the Company’s corporate website, www.pg.com.

      The Compensation Committee met six times during the fiscal year ended June 30, 2004. Mr. Augustine serves as Chairman of the committee. The other members of the committee are Messrs. Cook, Gorman and Lee and Ms. Whitman. The Compensation Committee has the responsibilities set forth in its charter with respect to overseeing overall Company compensation policies and their specific application to principal officers elected by the Board of Directors and to members of the Board of Directors; and preparing an annual report on executive compensation for inclusion in the Company’s proxy statement. The Compensation Committee’s charter can be found in the corporate governance section of the Company’s corporate website, www.pg.com.

      The Finance Committee met three times during the fiscal year ended June 30, 2004. Mr. Gorman serves as Chairman of the committee. The other members of the committee are Messrs. McNerney, Snyderman, Storey and Zedillo and Ms. Martin. The Finance Committee has the responsibilities set forth in its charter with respect to overseeing financial matters of importance to the Company. Topics considered by this committee include the Company’s annual financing plans, global financing principles and objectives, financial strategies and capital structures, funding and oversight of the Company’s pension and benefit plans, the Company’s insurance program, the financial implications of major investments, restructurings, joint ventures, acquisitions and divestitures, and the impact of various finance activities on debt ratings. The Finance Committee’s charter can be found in the corporate governance section of the Company’s corporate website, www.pg.com.

      The Governance & Nominating Committee met six times during the fiscal year ended June 30, 2004. Mr. Lee serves as Chairman of the committee. The other members of the committee are Messrs. DeSole, McNerney and Smith and Ms. Whitman. All members of the committee are independent under the New York Stock Exchange listing standards and the Board of Directors’ Guidelines for Determining the Independence of its members (“Independence Guidelines”). The Governance & Nominating Committee has the responsibilities set forth in its charter with respect to identifying individuals qualified to become members of the Board of Directors; recommending when new members should be added to the Board; recommending individuals to fill vacant Board positions; recommending the Director nominees for the next annual meeting of shareholders; periodically developing and recommending updates to the Company’s Corporate Governance Guidelines; assisting the Board of Directors and the Company in interpreting and applying the Company’s Corporate Governance Guidelines,

Worldwide Business Conduct Manual and other issues related to Company and employee governance and ethics; and evaluation of the Board of Directors and its members. The Governance & Nominating Committee’s charter can be found in the corporate governance section of the Company’s corporate website, www.pg.com.

      The committee will consider shareholder recommendations for candidates for the Board, which should be submitted to:

Chairman of the Governance & Nominating Committee
The Procter & Gamble Company
c/o Secretary
One Procter & Gamble Plaza
Cincinnati, OH 45202-3315

      Shareholder recommendations should include the name of the candidate, as well as relevant biographical information. The committee’s and Board of Directors’ minimum qualifications and preferred, specific qualities and skills required for Directors are set forth in Article II, Sections B through E of the Company’s Corporate Governance Guidelines. The committee considers all candidates using these criteria, regardless of the source of the recommendation. The committee’s process for evaluating candidates includes the considerations set forth in Article II, Section B of the Committee’s charter. After initial screening for minimum qualifications, the committee determines appropriate next steps, including requests for additional information, reference checks and interviews with potential candidates. In addition to shareholder recommendations, the committee also relies on recommendations from current directors, Company personnel and others. From time to time, the committee may engage the services of outside search firms to help identify candidates. During the fiscal year ended June 30, 2004, no such engagement existed (or currently exists) and no funds were paid to outside parties in connection with identification of nominees. All nominees for election as Directors currently serve on the Board of Directors and are known to the Governance & Nominating Committee in that capacity.

      The Innovation & Technology Committee met twice during the fiscal year ended June 30, 2004. Dr. Snyderman serves as Chairman of the committee. The other members of the committee are Messrs. Augustine, Cook and Rodgers. The Innovation & Technology Committee has the responsibilities set forth in its charter with respect to overseeing and providing counsel on matters of innovation and technology. Topics considered by this committee include the Company’s approach to technical and commercial innovation, the innovation and technology acquisition process, and tracking systems important to successful innovation. The Innovation & Technology Committee’s charter can be found in the corporate governance section of the Company’s corporate website, www.pg.com.

      The Public Policy Committee met three times during the fiscal year ended June 30, 2004. Mr. Storey serves as Chairman of the committee. The other members of the committee are Messrs. Rodgers, Smith and Zedillo and Ms. Martin. The Public Policy Committee has the responsibilities set forth in its charter with respect to overseeing matters of importance to the Company and its stakeholders, including employees, consumers, customers, suppliers, shareholders, governments, local communities and the general public. Topics considered by this committee include organization diversity, sustainable development, community and government relations, product quality and quality assurance systems and corporate reputation. The Public Policy Committee’s charter can be found in the corporate governance section of the Company’s corporate website, www.pg.com.

      The Company’s Committee Charter Appendix which applies to all committees can be found in the corporate governance section of the Company’s corporate website, www.pg.com.

Additional Information Concerning the Board of Directors

Board and Committee Meeting Attendance

      During the fiscal year ended June 30, 2004, the Board of Directors held nine meetings and committees of the Board of Directors held a total of 28 meetings. Average attendance at these meetings by nominees and incumbents serving as Directors during the past year was in excess of 93%.

Corporate Governance Guidelines

      The Board of Directors has adopted Corporate Governance Guidelines to set forth its agreements concerning overall governance practices. These Guidelines can be found in the corporate governance section of the Company’s corporate website, www.pg.com.

Director Independence

      In addition to the Corporate Governance Guidelines, the Board has adopted Independence Guidelines, which are attached as Appendix B. The Board of Directors has determined the following Directors are independent under the New York Stock Exchange listing standards and the Independence Guidelines: Ms. Whitman, Messrs. Augustine, Cook, DeSole, Gorman, Lee, McNerney, Smith, Storey and Drs. Snyderman and Zedillo.

Code of Ethics

      For a number of years, the Company has had, in one form or another, a code of ethics for its employees. During the fiscal year ended June 30, 2004, the Company adopted a revised version of its code of ethics to comply with SEC regulations and New York Stock Exchange listing standards. This code of ethics is contained in the Worldwide Business Conduct Manual, which is available on the Company’s website at www.pg.com. The code of ethics contained in the Worldwide Business Conduct Manual applies to all of the Company’s employees, officers and Directors.

Presiding Director and Executive Sessions

      After consultation with the Governance & Nominating Committee, the non-employee members of the Board of Directors appointed Norman R. Augustine to serve as the Presiding Director for fiscal year 2004-05. Mr. Augustine also served as Presiding Director during fiscal year 2003-04. The Presiding Director acts as the key liaison with the Chief Executive, assists in setting the Board agenda, chairs the executive sessions and communicates Board of Directors member feedback to the Chief Executive. The non-employee Directors met four times during the year without the presence of management Directors or employees of the Company to discuss various matters related to oversight of the Company, the management of Board affairs and the Chief Executive’s performance. The Presiding Director chaired these meetings, except when the matter discussed involved him (i.e. the appointment of the Presiding Director). In this case, the Chairman of the Governance & Nominating Committee, Mr. Lee, presided at this portion of the meeting.

Communication with Directors

      Shareholders and others who wish to communicate with the Board of Directors or any particular Director, including the Presiding Director, may do so by writing to the following address:

[Name of Director(s) or Board of Directors]
The Procter & Gamble Company
c/o Secretary
One Procter & Gamble Plaza
Cincinnati, OH 45202-3315

      All such correspondence is reviewed by the Secretary’s office, which enters the material into a log for tracking purposes. The Board of Directors has asked the Secretary’s office to forward to the appropriate Director(s) all correspondence, except for items unrelated to the functions of the Board of Directors, business solicitations, advertisements and materials that are profane.

Annual Meeting Attendance

      The Board’s expectation is that all its members attend the annual meeting of shareholders. Mr. DeSole was not able to attend the annual meeting of shareholders in 2003 due to a prior commitment.

Director Compensation

      Directors who are Company employees do not receive Directors’ fees.

      Non-employee Directors received the following compensation:

•	An annual retainer fee of $75,000 paid in quarterly increments, which the Directors can elect to receive as Common Stock

•	A committee meeting fee of $2,000 for every committee meeting attended

•	A grant of restricted stock units on January 2, 2004 with a value of approximately $100,000 on the date of grant (these units will not convert to stock until one year following retirement from the Board).

      The Chairman of the Audit Committee received an additional $15,000 annual retainer and the Chairman of the Compensation Committee received an additional $10,000 annual retainer for their service as chairs of these committees.

      Stock awards made to non-employee Directors are made under The Procter & Gamble 2003 Non-Employee Directors’ Stock Plan, as approved by shareholders on October 14, 2003. All stock awards under the plan are made in shares of Common Stock.

      The Board of Directors has decided to change the timing of its equity awards to non-employee Directors from a calendar year basis occurring in January of each year, to a service year basis, e.g., on the date of the Company’s annual shareholder meeting starting in fiscal year 2004-05. Last year the Directors decided to replace both the traditional September stock option grant and January restricted stock grant with one grant of restricted stock units in January 2004 (as noted above). As a result, two former Directors (Richard J. Ferris and Marina v. N. Whitman) who retired from Board service in October 2003 would not have received equity for their service during fiscal year 2003-04. Consequently, the Directors approved a stock grant to each of these Directors that had a fair value of $50,000 in September 2003.

      Non-employee Directors also receive insurance coverage in the amount of $750,000, payable in the event of accidental death or disability occurring while traveling on Company business. Expenses for Company-related business travel are either paid or reimbursed by the Company.

      If a non-employee Director elects to defer cash fees under The Procter & Gamble Deferred Compensation Plan for Directors, such fees payable to the Director are credited to the Director’s account but not funded. Interest is credited to the account at the end of each month at the prime rate then in effect at Morgan Guaranty Trust Company of New York. This type of deferred compensation account is payable either upon the retirement of the Director or after a term of years after retirement specified by the Director.

Stock Ownership Guidelines

      Last year, the Board of Directors adopted share ownership guidelines for non-employee Directors. Non-employee Directors must own Company stock worth six times their annual cash retainer. Except for four recently elected Directors, all Directors reached this goal by July 2004.

Charitable Gifts Program

      The Board of Directors has a Charitable Gifts Program funded by life insurance on the lives of the non-employee members of the Board of Directors and the Chief Executive. Effective July 1, 2003, the program was discontinued for any new Directors; however, current participants will retain coverage. Directors receive no financial benefit from the program because the Company receives all insurance proceeds and charitable deductions. Under this program, the Company makes charitable contributions of up to a total of $1 million following the death of a participant. These contributions are divided among up to five charitable organizations selected by the participant. The following current and retired Directors are participants in this program: David M. Abshire, Edwin L. Artzt, Norman R. Augustine, Donald R. Beall, Theodore F. Brophy, Richard B. Cheney, Scott D. Cook, Domenico DeSole, Richard J. Ferris, Joseph T. Gorman, Robert A. Hanson, Durk I. Jager, A. G. Lafley, Joshua Lederberg, Charles R. Lee, Lynn M. Martin, W. James McNerney, Jr., John E. Pepper, David M.

Roderick, Johnathan A. Rodgers, John G. Smale, John F. Smith, Jr., Ralph Snyderman, Robert D. Storey, Margaret C. Whitman, Marina v.N. Whitman and Ernesto Zedillo.

Report of the Compensation Committee of the

Board of Directors on Executive Compensation

Introduction

      The Compensation Committee of the Board of Directors is responsible for ensuring that the Company’s executive compensation policies, practices and systems are competitive and reflect the long-term interests of shareholders. We take this responsibility seriously. None of us has been an officer or recent employee of the Company, and each of us is considered independent for purposes of applicable New York Stock Exchange listing standards as well as the Independence Guidelines. You can learn more about the committee’s purpose, responsibilities, structure and other details by reading the committee’s charter and the Company’s Committee Charter Appendix which can be found in the corporate governance section of the Company’s corporate website, www.pg.com. (The search term “compensation committee charter” will link you directly to the charter.)

      We are also responsible for reporting on the Company’s executive compensation each year, as part of the annual proxy statement. This report explains:

•	The Company’s total compensation philosophy

•	Components of executive compensation, including that of the Chief Executive

•	The factors we considered as we established compensation levels

•	Details regarding deferral policies, stock ownership requirements and deductibility of qualifying compensation.

Summary

      This section summarizes content found in the committee’s full report, which follows:

      The Company’s executive compensation is based on a few simple principles: pay competitively, pay for performance, and design compensation programs that support the business. These principles have served the Company well, and have enabled the Company to deliver strong shareholder value increases over time. Additionally, these principles have assisted the Company in developing and retaining extraordinary executive talent from within – an achievement few other major corporations have matched.

      At the executive level, a substantial portion of total compensation is comprised of variable, at-risk incentive programs, with the majority based on the Company’s long-term success. Company executives are compensated at competitive levels with individuals performing similar jobs in comparable companies and achieving similar results. This conclusion is based on comprehensive surveys by independent outside compensation consultants, and on the opinion of a retained consultant who does no other work with the Company or its management and reports exclusively to this committee.

      In addition, we compare the Company’s pay structure and its business and financial performance to a benchmark group (“Compensation Survey Group”) that consists of two kinds of companies – those we compete with in the marketplace and those outside our industry with whom we compete for talent. The group includes 25 benchmark companies. We periodically evaluate the Compensation Survey Group’s composition to ensure it remains relevant, and update it accordingly.

      For fiscal year 2003-04, the committee established compensation targets for the Company’s executive officers at the median of the benchmark group, based on the latest available data. Actual total compensation was above these targets because of stronger business, financial and stock price performance at the Company.

•	Components

      There are three major components of the Company’s executive compensation: base salaries, annual incentives and long-term incentives. All these components are designed to deliver year-to-year and long-term shareholder value increases. In fact, the vast majority of executives’ compensation is at risk, vests over time, and is tied directly to the Company’s long-term success. Recent changes have tied executives’ interests even more closely to the Company’s sustained long-term profitable growth. These include increased stock ownership requirements and holding periods for the net shares received from stock option exercises.

•	Criteria and Company Results

           The Company sets compensation levels each year based on five criteria:

•	The Company’s absolute performance, measured by unit volume growth, net sales growth, earnings per share growth, free cash flow growth and total shareholder return

•	The Company’s performance relative to its established goals

•	The Company’s performance relative to its benchmark group

•	Compensation targets for specific positions set at the median of the benchmark

•	Individual contributions to Company performance

      Additionally, we expect executives to uphold the fundamental principles embodied in the Company’s Statement of Purpose, Values, and Principles, plus the Worldwide Business Conduct Manual, the Sustainability Report, and the Environmental Quality Policy. These fundamental principles include a commitment to integrity, maximizing the development of each individual, developing a diverse organization, and continually improving the environmental quality of the Company’s products and operations. In upholding these fundamental principles, executives not only contribute to their own success, but also help ensure that the Company’s business, employees, shareholders, and the communities in which the Company operates will prosper.

      During fiscal year 2003–04, our compensation decisions were influenced by the Company’s very strong performance against all these criteria. More specifically, we considered the following performance measures versus the Company’s goals.

— Net sales +19%
— Earnings per share +25%
— Free cash flow of 113% of net earnings

      We also considered other indicators of the Company’s health, including its strong market share position, unit volume growth of 17%, and competitive cost structure. The Company’s cost structure has improved substantially and is highly competitive. Growing market shares achieved by the Company brands drove top and bottom line growth in fiscal year 2003-04. All of the Global Business Units and all regional Market Development Organizations and 13 of 14 leading brands grew sales and volume in fiscal year 2003-04.

      This strong business and financial performance, and the strength of the Company’s stock, have resulted in compensation above the Compensation Survey Group median.

•	Chief Executive Compensation

      Mr. Lafley was compensated in fiscal year 2003-04 according to the principles and criteria summarized above. Over 90% of Mr. Lafley’s total compensation is at-risk based on Company performance. His total compensation reflects the Company’s strong performance over the past year, as well as its sustained performance over the past three years. Over this three-year period, earnings per share have grown 125% and the Company has delivered a total shareholder return of 81%, out-pacing both the S&P 500 and the Dow Jones Industrial Average. In addition, we considered several outcomes of Mr. Lafley’s efforts that are focused on sustaining growth into the future as described on pages 16-17.

      The strength of the Company’s business and financial performance as well as its stock price have resulted in total compensation for Mr. Lafley that is above the Compensation Survey Group median.

•	Mr. Lafley’s base salary remained at $1,700,000.

•	His annual Short-Term Achievement Reward (“STAR”) was $3,500,000. Mr. Lafley elected to take this award in the form of stock options, further linking his compensation to the long-term growth of the Company. The award ranks below the 75th percentile of bonuses paid to chief executives in the Compensation Survey Group (based on currently available data).

•	He received 470,556 stock options for his performance in fiscal year 2002-03. He also received an additional 235,278 stock options to reflect the longer-than-average (18-month versus 12-month) grant period. (See page 15 for more details on the grant period.)

•	Under the Company’s Business Growth Program, Mr. Lafley earned a final award of $9,864,000 which represents 68% of the total three-year award. This amount reflects Mr. Lafley’s individual leadership over the past three years which contributed to the Company’s strong earnings per share growth and operating total shareholder return results. This amount will be paid entirely in the form of restricted stock units. One-half of the shares associated with these units will be delivered to Mr. Lafley in three years (September 2007) and, by his election, the other one-half will be delivered upon his retirement. This, too, further links Mr. Lafley’s compensation with the long-term growth of the Company.

      The other named executive officers are compensated according to the same principles, practices and programs as the Chief Executive.

      Details for each of the areas highlighted in this summary are included in the following pages.

Elements of Executive Compensation

      All the elements of the Company’s executive compensation program – base salaries, annual incentives and long-term incentives – are designed to deliver year-to-year and long-term shareholder value increases. In fact, the vast majority of executives’ compensation is at risk, vests over time, and is tied directly to the Company’s long-term success. Recent changes have tied executives’ interests even more closely to the Company’s sustained long-term growth.

      There are three elements of executive compensation:

•	Base salaries;

•	Annual incentives through the STAR program; and

•	Long-term incentives that include equity awards that may be delivered in the form of stock options, restricted stock and restricted stock units (through the Company’s shareholder-approved 2001 Stock and Incentive Compensation Plan (“2001 Stock Plan”)) and the Company’s Business Growth Program (under the Company’s 2001 Stock Plan and Additional Remuneration Plan).

•	Base Salaries

      We establish base salary ranges based on careful examination of survey data for our Compensation Survey Group, gathered by a leading consulting firm specializing in executive compensation. Salary ranges, combined with annual incentive compensation, are targeted at the median of the Compensation Survey Group. Within the established ranges, base salary increases reflect each executive’s performance and experience.

•	Annual Incentives

      STAR is the Company’s annual incentive program. All awards are made within the authority of the Additional Remuneration Plan, which dates back to 1949, and the 2001 Stock Plan. Executives can choose between receiving all or some portion of their STAR awards in the form of cash, stock options, or restricted stock units.

      Under STAR, awards are based on two factors:

1.	Overall Company results, measured by total shareholder return relative to similar consumer product companies and earnings per share growth (taking into consideration the impacts of the Company’s restructuring program, which was substantially complete in 2002-03) relative to a pre-established target.

2.	Specific business unit results, determined through a retrospective assessment of each business unit’s performance, including sales, profit, volume, market share, operating cash flow, and performance relative to competitors.

      Differences in performance result in significantly different levels of annual incentive compensation, both upward and downward.

      As a result of strong overall Company performance, as well as business unit results that were significantly above targeted performance goals, the 2003-04 STAR program paid out awards that were well above target.

•	Long-Term Incentives

      We award long-term incentives through the 2001 Stock Plan, approved by shareholders on October 9, 2001 and/or the Additional Remuneration Plan. Awards under both programs focus executives’ attention on the longer-term performance of the Company. When long-term incentive programs pay awards at target, the combined long-term component of executive officers’ compensation will be consistent with the median for long-term compensation of the Compensation Survey Group for comparable positions.

●	2001 Stock Plan

      The Company may make awards of stock options, restricted stock, and/or restricted stock units under the shareholder-approved 2001 Stock Plan (which succeeded previous shareholder-approved stock plans dating back to 1952). These awards are given to employees who have demonstrated a capacity for contributing substantially to the success of the Company. As part of an appropriate mix of compensation elements, stock options encourage these managers to act as owners of the business, which helps to further align their interests with those of shareholders. Stock Appreciation Rights (SARs) are granted instead of stock options in countries where the holding of foreign stock is restricted.

      Pursuant to the terms of the 2001 Stock Plan, the Company makes stock option grants at no less than 100% of the market price on the date of grant and the options cannot be repriced to a price that is below the market price on the date of grant. Stock options and SARs are fully exercisable after three years and have a maximum term of ten years.

      The target number of shares to be awarded to an individual is based on the median competitive values of our Compensation Survey Group. This target amount can be adjusted by as much as plus or minus 50% based on an individual’s contribution to the Company. The number of option shares currently held by each executive is not considered in determining awards.

      Over the past several years, the Company made its annual stock option grants in September. However, in fiscal year 2003–04, the Company began granting stock options in February, to better coincide with the availability of current market data on long-term incentive compensation. Awards were not granted in September 2003, but were made in February 2004. As a result, participants received grants based on an 18-month period (from September 2002 to February 2004). The grants represent one and one-half times an annual grant. The Company expects the next grant will be made in February 2005 and will be calculated on a 12-month period.

●	Business Growth Program

      The Business Growth Program (“BGP”) is a three-year performance program. The first BGP covered the period July 1, 2001 through June 30, 2004 (“BGP I”). Approximately 35 senior executive officers were included in BGP I. Each was assigned a target amount (“Target Award”) for the three-year performance period. Taken together, stock options at target and BGP at target represent total long-term incentive compensation equal to the median long-term incentive of the Compensation Survey Group for comparable positions.

      The final BGP I award payout will be delivered in two forms. Fifty percent of this payment will be delivered in three-year restricted stock units. For the remaining 50%, executive officers can elect to receive it in the form of cash or restricted stock units, with the term elected by the officer.

      Progress awards of 20% of the total anticipated award were paid based on actual performance for the one-year period ended June 30, 2002 and for the two-year period ended June 30, 2003. These progress awards were paid because performance targets were met or exceeded for these periods. The progress awards are shown in the Summary Compensation Table.

      As defined in the beginning of the three-year performance period, payments pursuant to BGP I were based on two factors: (1) the Company’s operating total shareholder return and (2) earnings per share growth (taking into consideration the impacts of the Company’s restructuring program, which was substantially complete in 2002-03). Final awards are significantly above target, properly reflecting the strong performance of the Company over the last three years. The amount reported this year in the Summary Compensation Table represents 68% of the full three-year payout.

      We have established a new, three-year performance program covering the period July 1, 2004 through June 30, 2007 (“BGP II”). BGP II will function in a similar manner to BGP I. Progress awards of 30% of the total anticipated award may be made based on actual performance for the one-year period ended June 30, 2005 and for the two-year period ended June 30, 2006. Progress awards will be made only if performance targets are met or exceeded.

      For executive officers (other than the Chief Executive as discussed below), one-half of any amounts earned will be paid in the form of three-year restricted stock units. The remaining half can be paid in either cash or restricted stock units, with the term elected by the officer.

Chief Executive Compensation

      The Committee established compensation levels for Mr. Lafley using the same principles applied to all Company executives. Mr. Lafley’s compensation is competitive with that of chief executives in the Compensation Survey Group, is linked directly to his and the Company’s performance, is aligned with business strategies and results, and is focused on rewarding sustained, long-term growth.

      Meeting in executive session without the presence of any Company employee, we determined the amount of Mr. Lafley’s base salary and STAR award. The Committee’s action was reviewed and discussed by the non-employee Directors in executive session of the Board of Directors. We also approved the performance goals for Mr. Lafley’s annual incentive and long-term incentive award opportunities for fiscal year 2004-05.

•	Annual and Long-Term Incentive Awards

      We primarily considered the following factors in determining Mr. Lafley’s annual and long-term incentive awards:

•	The Company’s overall results

•	Mr. Lafley’s individual performance

•	The compensation of other chief executives in our Compensation Survey Group, and

•	Our stated compensation philosophy.

      In addition we considered several outcomes of Mr. Lafley’s efforts that are focused on sustaining growth into the future:

•	The inspirational and in-touch leadership that causes people and organizations to seek new levels of understanding of consumers, customers, communities and competitors

•	The insistence that all employees meet the highest ethical standards of behavior

•	The clarity and effectiveness of business strategies

•	The growing strength, confidence and commitment of the Company’s global organization

•	The increased emphasis on the development of top talent and potential successors for key executive positions, including the Chief Executive.

•	The strengthened emphasis on organization diversity, reflected in the unprecedented diversity of Company leadership and by external recognition, such as inclusion among FORTUNE Magazine’s 100 Best Companies for Minorities.

•	Base Salary

●	Fiscal Year 2003-04

      Mr. Lafley’s base salary for fiscal year 2003-04 was $1,700,000.

●	Fiscal Year 2004-05

      Mr. Lafley’s salary will be $1,700,000 for fiscal year 2004-05 and, in combination with his STAR target, his short-term compensation is at the median of his peer group.

•	Annual Incentive Award

●	Fiscal Year 2003-04

      Mr. Lafley earned an annual incentive award under the STAR program for fiscal year 2003–04 in accordance with a formula established at the beginning of the year, which was applicable to the executives listed in the Summary Compensation Table.

      Mr. Lafley’s STAR target for fiscal year 2003-04 was 120% of base salary. This STAR target, when combined with his base salary, was consistent with the median of short-term target compensation for chief executives in our Compensation Survey Group.

      Mr. Lafley’s actual annual incentive award of $3,500,000 ranks above the median and below the 75th percentile of bonuses paid to the chief executives in our Compensation Survey Group based on the latest available data. This award is reflective of the Company’s strong business, financial and stock price performance and his outstanding leadership of the organization.

      Mr. Lafley elected to receive his STAR award in the form of a stock option grant. This grant will be made at the same time as other employees who elected their STAR award in the form of a stock option grant. This grant will have the same terms as other stock option grants made to employees generally. By electing to receive his STAR award in the form of stock options rather than cash, Mr. Lafley is further linking his compensation to the Company’s future growth in shareholder value.

●	Fiscal Year 2004-05

      Mr. Lafley’s STAR target will be increased so that his total short-term compensation target (base salary plus annual bonus) for 2004-05 is at the median of compensation targets for chief executive officers in the Compensation Survey Group. Mr. Lafley’s STAR target was set at 130% of his base salary for fiscal year 2004-05.

•	Long-Term Incentive Awards

●	Fiscal Year 2003-04

      Mr. Lafley’s total long-term incentive award target was consistent with the median of long-term incentive awards paid to chief executives in our Compensation Survey Group, based on the latest available data. In fiscal year 2003-04, we awarded Mr. Lafley long-term incentives in the form of stock options and the payout of his final BGP I award.

—	Stock Options

      We granted Mr. Lafley 470,556 stock options in recognition of his performance in fiscal year 2002-03. We also granted Mr. Lafley an additional 235,278 stock options to reflect the 18-month period since his previous grant. (See page 15 for more details on the grant period.) The value of stock options is directly tied to future growth in shareholder value.

—	Business Growth Program I

      Under BGP I, Mr. Lafley earned a final award of $9,864,000 based on very strong earnings per share and operating total shareholder return performance during the three-year performance period under his leadership. Mr. Lafley’s award was made on the same basis as the other participants in the Plan. This award follows progress awards in September 2002 and September 2003 as previously reported in prior Compensation Committee Reports and as disclosed in the Summary Compensation Table. This amount will be paid to Mr. Lafley entirely in the form of restricted stock units. One-half of the shares associated with these restricted stock units will be delivered to Mr. Lafley in three years (September 2007) and, as Mr. Lafley selected, the other one-half will be delivered upon his retirement. Consequently, the value of this award to Mr. Lafley is directly tied to future growth in shareholder value.

●	Fiscal Year 2004-05

      Mr. Lafley’s total target long-term incentive award opportunity has been set at the median of long-term incentive awards paid to chief executives in our Compensation Survey Group, based on the latest available data.

      Mr. Lafley will participate in BGP II with the three-year performance program covering the period July 1, 2004 through June 30, 2007. If performance goals are fully achieved, Mr. Lafley’s award for the three-year period would be $11,220,000. Mr. Lafley’s award may be more or less than this amount at the end of the three-year period, depending on the Company’s actual results.

      Any amounts earned will be delivered in the form of restricted stock units, with one-half in the form of three-year restricted stock units and the other half delivered in units restricted until retirement.

Miscellaneous Items

•	Deferral Plan

      The Board of Directors adopted The Procter & Gamble Company Executive Deferred Compensation Plan (“Deferral Plan”) in June 2004. Under the Deferral Plan, executives may elect to defer receipt of cash compensation from their salaries, STAR awards, and future BGP awards until (1) a future date while still employed by the Company, in which case the deferred amount will be paid in a lump sum, or (2) their retirement, in which case the deferred amount will be paid either in a lump sum or in installments as they select.

      The investment alternatives for the amounts deferred are the same as those available to U.S. employees under The Procter & Gamble Profit Sharing and Employee Stock Ownership Plan/401(k) program, except for Company stock. This plan is a non-qualified, unfunded, deferred compensation plan and an executive’s rights are the same as a general unsecured creditor of the Company.

•	Stock Ownership Requirements

●     Stock Ownership Guidelines

      The interests of the Company and its employees are closely coupled. One of the ways this is reflected is through executive share ownership. Approximately 35 of the most-senior executive officers are expected to acquire and retain a multiple of their base salary in shares of Company stock.

      In June 2004, we increased the share ownership requirement for the top officers of the Company. The Chief Executive’s multiple was increased from six to eight times base salary. The multiple of the four Vice Chairmen and the Chief Financial Officer was increased from three to five times base salary. The multiple for the other most-senior officers was increased from three to four times base salary.

      All executive officers subject to the program (including Mr. Lafley) are either in compliance or are pursuing plans that would permit them to achieve compliance within the time frame prescribed in the stock ownership program.

●	Required Holding Periods

      On January 1, 2004, we also implemented a mandatory holding period for stock option gains. Under this requirement, the Chief Executive, the two Vice Chairmen of the Board and the Chief Financial Officer were required to hold for at least one year the net shares from their stock option exercises, after paying the exercise price and taxes.

      In June 2004, we replaced these requirements with a more stringent and comprehensive program. The new program includes all of the Company’s top officers (approximately 35) and also extends the holding period requirement for the Chief Executive.

      Under the new program, the Chief Executive must hold for at least two years the net shares received from stock option exercises, after paying the exercise price and taxes. This increased holding period for the Chief Executive became effective immediately. All of the other top officers of the Company must hold for at least one year the net shares received from stock option exercises, after paying the exercise price and taxes. This requirement will commence with stock options exercised on or after July 1, 2006.

•	Policy with Regard to Qualifying Compensation to Preserve Deductibility

      Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the Company’s covered executive officers to $1,000,000 per year, but contains an exception for certain performance-based compensation.

      For fiscal year 2003–04, grants of retirement restricted stock, restricted stock units, and stock options and payments of STAR and BGP under the 2001 Stock Plan and Additional Remuneration Plan should satisfy the requirements for deductible compensation.

      While the Committee’s general policy is to preserve the deductibility of most compensation paid to the Company’s covered executives, we may authorize payments that might not be deductible if we believe they are in the best interests of the Company and its shareholders.

      Last year, after an analysis of competitive practices, we determined that it was appropriate and in the best interests of the Company and its shareholders to continue to pay Mr. Lafley a base salary in excess of $1,000,000. The only portion of Mr. Lafley’s compensation which will not be deductible is that portion of his base salary that exceeds $1,000,000.

Norman R. Augustine, Chairman	Charles R. Lee
Scott D. Cook	Margaret C. Whitman
Joseph T. Gorman

Executive Compensation Tables

      The following tables and notes present the compensation provided by the Company to its Chief Executive, and to each of the Company’s four most highly compensated executive officers, other than the Chief Executive, for services rendered in all capacities to the Company for the fiscal years ended June 30, 2004, 2003 and 2002.

SUMMARY COMPENSATION TABLE

(Dollar figures shown in thousands)

						Long-Term Compensation Awards

		Annual Compensation					Securities	Long-Term
						Restricted	Underlying	Incentive
					Other Annual	Stock	Options/	Plan		All Other
Name and Principal Position	Year	Salary	Bonus(1)		Compensation(2)	Awards(3)	SARs	Payments		Compensation(4)

A. G. Lafley	2003-04	$1,700.0	$3,500.0	(5)	$0	$0	705,834	$9,864.0	(6)	523.1
Chairman of the	2002-03	1,600.0	3,000.0	(7)	0	4,524.8	525,596	2,712.6	(8)	478.7
Board, President	2001-02	1,370.0	2,250.0	(9)	19.4	1,500.0	720,394	1,972.8		380.0
& Chief Executive
Jorge P. Montoya	2003-04	985.0	839.4	(10)	0	0	189,636	3,258.0	(10)	356.9
President-Global	2002-03	958.3	711.5	(11)	0	0	164,250	896.0	(11)	331.4
Snacks & Beverages	2001-02	905.0	765.8	(11)	0	0	260,384	651.6	(11)	314.5
and Latin America*
R. Kerry Clark	2003-04	910.0	937.3	(12)	66.0	0	233,398	2,556.0	(13)	253.7
Vice Chairman of	2002-03	835.0	937.4	(14)	0	0	208,050	702.9		237.5
the Board-Global	2001-02	755.0	799.1	(14)	104.7	0	274,850	511.2		211.2
Health, Baby &
Family Care
Bruce L. Byrnes	2003-04	910.0	984.5		0	0	238,260	2,700.0	(15)	257.7
Vice Chairman of	2002-03	835.0	965.0		0	0	208,050	742.5		237.3
the Board-Global	2001-02	750.0	879.2	(16)	218.6	0	274,850	540.0		209.7
Household Care
Mark D. Ketchum	2003-04	815.0	809.2		0	0	209,086	2,430.0	(17)	243.6
President-Global	2002-03	755.0	835.2	(18)	0	0	120,450	668.3		214.8
Baby & Family Care*	2001-02	675.0	562.8		0	0	202,520	486.0		191.0

*	Messrs. Montoya and Ketchum held these offices through the fiscal year ended June 30, 2004. Both are currently on Special Assignment pending retirement on October 1, 2004 for Mr. Montoya and November 1, 2004 for Mr. Ketchum.

(1)	STAR awards may be made in the form of cash, restricted stock, restricted stock units or stock options as approved by the Compensation Committee. All STAR awards are reported in this column regardless of the form of the award. STAR awards are paid in cash unless otherwise noted. STAR awards to the named executive officers were based on the performance of the business units under their responsibility.

(2)	Amounts shown in this column are tax equalization payments to cover incremental taxes required to be paid to Japan for Messrs. Lafley and Clark, and to Germany for Mr. Byrnes in accordance with Company policies applicable generally to employees assigned outside their home countries. Tax equalization payments made by the Company to Mr. Lafley totaled $19,351 in fiscal year 2001-02. Tax equalization payments made by the Company to Mr. Clark totaled $66,018 in fiscal year 2003-04 and $104,741 in fiscal year 2001-02. Tax equalization payments made by the Company to Mr. Byrnes totaled $218,631 in fiscal year 2001-02. Mr. Montoya made tax equalization payments to the Company in the amount of $8,394 in fiscal year 2003-04, $149,913 in fiscal year 2002-03, and $214,456 in fiscal year 2001-02 under the Company’s tax equalization policies. Mr. Clark made tax equalization payments to the Company in the amount of $93,471 in fiscal year 2002-03 under the Company’s tax equalization policies. Mr. Byrnes made tax equalization payments to the Company in the amount of $153,661 in fiscal year 2002-03 under the Company’s tax equalization policies. Any perquisites or other personal benefits received from the Company by any of the named executive officers were less than the reporting thresholds established by the SEC (the lesser of $50,000 or 10% of the individual’s cash compensation). Mr. Lafley is required to use Company aircraft for personal as well as business travel pursuant to the Company’s executive security program established by the Board of Directors. Because the security program is for the benefit of the Company, the costs associated with Mr. Lafley’s personal travel are not included in this column. However, the Company is voluntarily reporting in this footnote that the incremental costs associated with such travel were $78,540 for fiscal year 2003-04, $83,110 for fiscal year 2002-03, and $26,460 for fiscal year 2001-02. In addition, the value to Mr. Lafley of such travel, calculated pursuant to IRS regulations, is included in the “Imputed Income” column of footnote 4. The Company does not reimburse Mr. Lafley for any additional taxes he may incur on this imputed income.

(3)	All restricted stock awarded to the named executive officers will vest on retirement. The number and value of aggregate restricted stock holdings earned by each of the named executive officers over their careers and still held as of June 30, 2004 was: Mr. Lafley, 248,536 shares ($13,553,910); Mr. Montoya, 160,044 shares ($8,727,999); Mr. Clark, 21,720 shares ($1,184,500); Mr. Byrnes, 48,576 shares ($2,649,092); and Mr. Ketchum, 18,210 shares ($993,082). The value of the restricted stock is determined by multiplying the total shares held by each named executive by the average of the high and low prices on the New York Stock Exchange on June 30, 2004 ($54.535). Dividends are paid on all restricted stock at the same rate as paid on the Company’s Common Stock. Upon a change in control, all conditions and restrictions on restricted stock will immediately lapse.

(4)	All Other Compensation (in thousands of dollars) — details for 2003-04:

		Flexible
	Profit Sharing	Compensation		International	Total
	and Related	Program	Imputed	Assignment	All Other
Name	Contributions	Contributions	Income	Payments	Compensation

A. G. Lafley	$391.8	$64.0	$67.3	$0	$523.1
Jorge P. Montoya	227.2	38.3	16.3	75.1	356.9
R. Kerry Clark	209.6	33.4	10.7	0	253.7
Bruce L. Byrnes	209.6	33.4	14.7	0	257.7
Mark D. Ketchum	187.7	30.2	25.7	0	243.6

(5)	Mr. Lafley’s fiscal year 2003-04 STAR award will be paid in the form of stock options on September 15, 2004.

(6)	Mr. Lafley’s fiscal year 2003-04 BGP award will be paid in the form of restricted stock units on September 15, 2004.

(7)	Mr. Lafley’s fiscal year 2002-03 STAR award was paid in the form of stock options.

(8)	Mr. Lafley’s fiscal year 2002-03 BGP award was paid in the form of restricted stock.

(9)	Mr. Lafley’s fiscal year 2001-02 STAR award was paid in the form of stock options.

(10)	Mr. Montoya’s fiscal year 2003-04 STAR award and BGP award will be paid in the form of restricted stock units on September 15, 2004.

(11)	In fiscal years 2002-03 and 2001-02, Mr. Montoya’s STAR awards and BGP awards were paid in the form of restricted stock.

(12)	Mr. Clark’s fiscal year 2003-04 STAR award will be paid in the form of cash ($468,646) and restricted stock units ($468,646) on September 15, 2004.

(13)	Mr. Clark’s fiscal year 2003-04 BGP award will be paid in restricted stock units on September 15, 2004.

(14)	In fiscal years 2002-03 and 2001-02, Mr. Clark’s STAR awards were paid in the form of stock options.

(15)	Mr. Byrnes’ fiscal year 2003-04 BGP award will be paid in the form of cash ($1,350,000) and restricted stock units ($1,350,000) on September 15, 2004.

(16)	Mr. Byrnes’ fiscal year 2001-02 STAR award was paid in the form of cash ($246,164) and stock options ($632,994).

(17)	Mr. Ketchum’s 2003-04 BGP award will be paid in the form of cash ($1,215,000) and restricted stock units ($1,215,000) on September 15, 2004.

(18)	Mr. Ketchum’s 2002-03 STAR award was paid in the form of cash ($242,196) and stock options ($592,962).

OPTION GRANTS IN LAST FISCAL YEAR

(Dollar figures shown in thousands)

	Number of	% of Total
	Securities	Options
	Underlying	Granted to			Grant Date
	Options	Employees	Exercise or	Expiration	Present
Name	Granted(1)	in Fiscal Year	Base Price	Date	Value(2)

A. G. Lafley(3)	470,556	1.2%	$51.4150	2/27/14	$6,999.0
A. G. Lafley(3)	235,278	0.6%	51.4150	2/27/14	3,500.0
Jorge P. Montoya	126,424	0.3%	51.4150	2/27/14	1,880.0
Jorge P. Montoya	63,212	0.2%	51.4150	2/27/14	940.0
R. Kerry Clark(4)	155,598	0.4%	51.4150	2/27/14	2,314.0
R. Kerry Clark(4)	77,800	0.2%	51.4150	2/27/14	1,157.0
Bruce L. Byrnes	158,840	0.4%	51.4150	2/27/14	2,363.0
Bruce L. Byrnes	79,420	0.2%	51.4150	2/27/14	1,181.0
Mark D. Ketchum(5)	139,390	0.3%	51.4150	2/27/14	2,073.0
Mark D. Ketchum(5)	69,696	0.2%	51.4150	2/27/14	1,037.0

(1)	All options, which were granted pursuant to The Procter & Gamble 2001 Stock and Incentive Compensation Plan, were non-qualified, were granted at market value on the date of grant, vest on the third anniversary of the date of grant, and have a term of ten years. Upon a change in control, all stock options will immediately vest.

(2)	We have used the Black-Scholes option-pricing model to provide a grant date present value of our option grants pursuant to the rules of the SEC. The following assumptions were used in the calculation: options will be held full term; a dividend yield of 1.8%; an interest rate of 4.34%; and expected price volatility of 20%. We have made no adjustments to reflect that these options are non-transferable and subject to forfeiture.

(3)	Mr. Lafley also received a grant of 195,780 stock options on September 15, 2003 with an exercise price of $45.97 and an expiration date of September 15, 2013 for his STAR award earned in fiscal year 2002-03 as shown in the Summary Compensation Table. This option award had a grant date Black-Scholes present value of $2,625,410.

(4)	Mr. Clark also received a grant of 61,182 stock options on September 15, 2003 with an exercise price of $45.97 and an expiration date of September 15, 2013 for his STAR award earned in fiscal year 2002-03 as shown in the Summary Compensation Table. This option award had a grant date Black-Scholes present value of $820,451.

(5)	Mr. Ketchum also received a grant of 38,700 stock options on September 15, 2003 with an exercise price of $45.97 and an expiration date of September 15, 2013 for his STAR award earned in fiscal year 2002-03 as shown in the Summary Compensation Table. This option award had a grant date Black-Scholes present value of $518,967.

AGGREGATED OPTION/ STOCK APPRECIATION RIGHT (SAR)

EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/ SAR VALUES(1)
(Dollar figures shown in thousands)

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options/SARs at FY End		Options/SARs at FY End(3)
	Acquired	Value
Name	on Exercise	Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

A. G. Lafley	0	$0	1,078,974	2,343,160	$21,262.2	$25,190.5
Jorge P. Montoya	0	0	996,336	614,270	20,474.0	7,247.9
R. Kerry Clark	27,006	938.9	712,200	829,980	13,958.5	9,051.7
Bruce L. Byrnes	54,012	1,856.3	726,486	762,752	15,100.4	8,446.0
Mark D. Ketchum	20,154	733.1	502,286	570,756	10,219.8	6,096.1

(1)	Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Company withhold shares otherwise issuable under the option/stock appreciation right (SAR) with a fair market value equal to such obligations.

(2)	Options/ SARs were granted for terms of up to ten years except for years 1999, 2000 and 2001 when they were 15 years. The value realized on options/ SARs exercised during the last fiscal year represents the total gain over the years the options/ SARs were held by the executive. If this total gain is divided by the average number of years the options/ SARs were held, a more relevant annualized gain is produced. The annualized gains (in thousands of dollars) on these option/ SAR exercises were as follows: Mr. Clark, $104.3; Mr. Byrnes, $206.3; and Mr. Ketchum $73.3.

(3)	Calculated based on the fair market value of the Company’s Common Stock on June 30, 2004 ($54.535 per share) minus the exercise price.

RETIREMENT BENEFITS

      Retirement benefits for U.S.-based executive officers are provided primarily by The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. This is a qualified defined contribution plan providing retirement benefits for U.S.-based employees. In addition, executives participating in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan receive retirement awards in the form of stock restricted (non-transferable and subject to forfeiture) until retirement. These awards make up the difference between the Internal Revenue Code limit on contributions that can be made to that plan and what would otherwise be contributed by the Company to the executive’s retirement account. Under the rules set by the SEC, these Company contributions are included in the Summary Compensation Table in the “All Other Compensation” column (see footnote (4) to such Table). Mr. Clark is enrolled in the pension plans of Procter & Gamble Canada, Inc. Messrs. Montoya and Clark are also enrolled in a supplemental retirement plan for U.S.-based managers who previously participated in pension plans of international subsidiaries. These plans are defined benefit plans funded by book reserves or insurance contracts in order to pay retirement benefits in cash. Given Mr. Clark’s age and service with the Company, his estimated annual benefit under these plans, if payable in the form of a straight annuity upon retirement at age 65, would be $254,841. Mr. Montoya has announced his intention to retire effective October 1, 2004 with an estimated annual benefit of $190,082 (based on June 30, 2004 data.)

Comparison of Five-year Cumulative Total Return

      The following graph compares the five-year cumulative total return of the Company’s Common Stock as compared with the S&P 500 Stock Index and a composite of the S&P Household Products Index, the S&P Paper Products Index, the S&P Personal Products Index, the S&P Health Care Index and the S&P Foods Index weighted based on the Company’s current fiscal year revenues. The graph also shows the five-year cumulative total return of the Dow Jones Industrial Average Index of which the Company is a component. The Company is voluntarily providing this additional information because the Company believes it provides valuable perspective to shareholders. At this time, the Company has not made a decision to formally change its comparison indices for purposes of SEC Regulations.

      The graph assumes a $100 investment made on July 1, 1999 and the reinvestment of all dividends, as follows:

	Dollar Value of $100 Investment at June 30

	1999	2000	2001	2002	2003	2004

P&G Common	$100.00	$63.59	$73.00	$104.92	$106.78	$132.86
Composite Group	$100.00	$85.49	$94.88	$108.59	$106.99	$138.20
S&P 500	$100.00	$110.88	$94.43	$77.44	$77.61	$92.46
DJIA	$100.00	$96.50	$98.55	$88.40	$88.02	$104.41

Security Ownership of Management and Certain Beneficial Owners

      The following tables give information concerning the ownership of the Company’s Common and Series A and B ESOP Convertible Class A Preferred Stock by all Directors and nominees, each named executive officer, all Directors and executive officers as a group, and the owners of more than five percent of the outstanding Series A and B ESOP Convertible Class A Preferred Stock, on July 30, 2004:

COMMON STOCK

(Number of shares/options)

	Amount and Nature of Beneficial Ownership

	Direct(1)
	and Profit		Trusteeships		Percent	Restricted
	Sharing	Right to	and Family		of	Stock
Owner	Plan(2)	Acquire(3)	Holdings(4)	Total	Class	Units(6)

Norman R. Augustine	34,980.0	29,948	—	64,928	(5)	2,012
Bruce L. Byrnes	380,025.4	1,001,336	—	1,381,361	(5)	—
R. Kerry Clark	105,955.2	987,050	2,788	1,095,793	(5)	—
Scott D. Cook	7,082.0	7,790	32,240	47,112	(5)	2,012
Domenico DeSole	6,244.0	3,760	—	10,004	(5)	2,012
Joseph T. Gorman	29,769.6	29,948	4,220	63,937	(5)	2,012
Mark D. Ketchum	80,362.9	704,806	—	785,169	(5)	—
A. G. Lafley	397,674.4	1,847,096	7,173	2,251,943	(5)	—
Charles R. Lee	42,690.0	29,948	—	72,638	(5)	2,012
Lynn M. Martin	11,452.0	29,948	—	41,400	(5)	2,012
W. James McNerney, Jr.	2,212.0	—	—	2,212	(5)	2,012
Jorge P. Montoya	220,048.5	1,256,720	155,116	1,631,885	(5)	—
Johnathan A. Rodgers	5,382.0	3,760	—	9,142	(5)	2,012
John F. Smith, Jr.	33,224.0	17,858	—	51,082	(5)	2,012
Ralph Snyderman	21.986.0	25,918	—	47,904	(5)	2,012
Robert D. Storey	9,906.0	13,828	—	23,734	(5)	2,012
Margaret C. Whitman	1,036.0	—	8,200	9,236	(5)	2,012
Ernesto Zedillo	2,471.1	3,760	—	6,231	(5)	2,012
30 Directors and executive officers, as a group	2,534,717.7	11,071,090	226,555	13,832,363	.544%	26,156

(1)	This column lists unrestricted Common Stock over which each Director or executive officer has sole voting and investment power and restricted Common Stock over which they have voting power but no investment power (until restrictions lapse).

(2)	Shares allocated to personal accounts of executive officers under the Retirement Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the plan, investment of shares. Shares are voted by the trustees in accordance with instructions from participants. If instructions are not received by the trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the trust.

(3)	Amounts reflect vested stock options and stock options that will vest within 60 days of the record date (July 30, 2004). If shares are acquired, the Director or executive officer would have sole discretion as to voting and investment.

(4)	The individuals involved share voting and/or investment powers with other persons.

(5)	Less than .090% for any one Director or named executive officer.

(6)	Restricted stock units represent the right to receive unrestricted shares of Common Stock upon the lapse of restrictions, at which point the holders will have sole investment and voting power. Holders of restricted stock units are not entitled to voting rights or investment control until the restrictions lapse, and thus, restricted stock units are not considered “beneficially owned.”

SERIES A ESOP CONVERTIBLE CLASS A PREFERRED STOCK

(Number of shares)

Amount and Nature of
Beneficial Ownership

	Profit			Percent
	Sharing			of
Owner	Plan(1)	Trusteeships		Series

Norman R. Augustine	—	—		—
Bruce L. Byrnes	19,324.1	—			(2)
R. Kerry Clark	9,558.5	—			(2)
Scott D. Cook	—	—		—
Domenico DeSole	—	—		—
Joseph T. Gorman	—	—		—
Mark D. Ketchum	14,638.0	—			(2)
A. G. Lafley	15,321.5	—			(2)
Charles R. Lee	—	—		—
Lynn M. Martin	—	—		—
W. James McNerney, Jr.	—	—		—
Jorge P. Montoya	14,289.4	—			(2)
Johnathan A. Rodgers	—	—		—
John F. Smith, Jr.	—	—		—
Ralph Snyderman	—	—		—
Robert D. Storey	—	—		—
Margaret C. Whitman	—	—		—
Ernesto Zedillo	—	—		—
30 Directors and executive officers, as a group	216.184.5	—		0.239%

Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, P.O. Box 599, Cincinnati, Ohio 45201-0599 (G. V. Dirvin, S. P. Donovan, Jr., and E. H. Eaton, Jr., Trustees)	—	29,229,886.3	(3)	32.27%

(1)	Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the plan, investment of shares. Shares are voted by the trustees in accordance with instructions from participants. If instructions are not received by the trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the trust.

(2)	Less than .022% for any one Director or named executive officer; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares.

(3)	Unallocated shares. The voting of these shares is governed by the terms of the plan, which provides that the trustees shall vote unallocated shares held by them in proportion to instructions received from trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of the plan, which provides that the trustees shall dispose of unallocated shares held by them in proportion to instructions received from trust participants as to the disposition of allocated shares.

SERIES B ESOP CONVERTIBLE CLASS A PREFERRED STOCK

(Number of shares)

Amount and Nature of
Beneficial Ownership

	Profit			Percent
	Sharing			of
Owner	Plan(1)	Trusteeships		Series

Norman R. Augustine	—	—		—
Bruce L. Byrnes	222.8	—		(2)
R. Kerry Clark	—	—		—
Scott D. Cook	—	—		—
Domenico DeSole	—	—		—
Joseph T. Gorman	—	—		—
Mark D. Ketchum	—	—		—
A. G. Lafley	347.5	—		(2)
Charles R. Lee	—	—		—
Lynn M. Martin	—	—		—
W. James McNerney, Jr.	—	—		—
Jorge P. Montoya	—	—		—
Johnathan A. Rodgers	—	—		—
John F. Smith, Jr.	—	—		—
Ralph Snyderman	—	—		—
Robert D. Storey	—	—		—
Margaret C. Whitman	—	—		—
Ernesto Zedillo	—	—		—

30 Directors and executive officers, as a group	2,402.6	—		0.0034%

Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, P.O. Box 599, Cincinnati, Ohio 45201-0599 (G. V. Dirvin, S. P. Donovan, Jr., and E. H. Eaton, Jr., Trustees)	—	48,571,140.9	(3)	69.46%

(1)	Shares allocated to personal accounts of current and former executive officers under the Employee Stock Ownership Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the plan, investment of shares. Shares are voted by the trustees in accordance with instructions from participants. If instructions are not received by the trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the trust.

(2)	Less than .0008% for any one Director or named executive officer.

(3)	Unallocated shares. The voting of these shares is governed by the terms of the plan, which provides that the trustees shall vote unallocated shares held by them in proportion to instructions received from trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of the plan, which provides that the trustees shall dispose of unallocated shares held by them in proportion to instructions received from trust participants as to the disposition of allocated shares.

Section 16(a) Beneficial Ownership Reporting Compliance

      Ownership of and transactions in Company stock by executive officers and Directors of the Company are required to be reported to the SEC pursuant to Section 16 of the Securities Exchange Act. On January 16, 2004, Jorge P. Montoya, an executive officer of the Company, filed a Form 4 reporting the deemed acquisition of 77,558 shares of Company stock and the deemed disposition of 45,819 shares of Company stock, in connection with two contracts related to Company stock that were also reported on that date. Mr. Montoya’s actual beneficial holdings remained unchanged as a result of these deemed acquisitions and dispositions.

Transactions with Executive Officers, Directors and Others

      In the normal course of business the Company and its subsidiaries had transactions with other corporations where certain Directors or nominees for Director are or were executive officers; and the Company utilized the services of the law firm of Thompson Hine, L.L.P. in which Mr. Storey was a partner. None of the aforementioned matters was material in amount as to the Company, its subsidiaries, the corporations or the law firm and the Company and its subsidiaries had no transactions in which any Director, nominee for Director or any member of the immediate family of any Director or nominee for Director had a material direct or indirect interest reportable under applicable SEC rules. Mr. Rodgers is the President and CEO of TV One, a new, eight-month old cable television network. During the fiscal year ended June 30, 2004, the Company paid to TV One approximately $300,000 for commercial advertising time. During the fiscal year ending June 30, 2005, the Company anticipates making additional payments of approximately $1.1 million in exchange for commercial advertising time. The Company has not decided the exact amount of future purchases.

Report of the Audit Committee

      The Audit Committee is responsible for overseeing the Company’s financial reporting process as well as the internal controls that management and the Board of Directors have established. The committee’s work is guided by a written and Board-approved charter, a copy of which can be viewed on our corporate website. The committee is composed of four independent members of the Board of Directors, all of whom satisfy applicable financial literacy requirements.

      John F. Smith, Jr. is the Chairman of the Audit Committee. The Board of Directors has determined that Mr. Smith is both independent and an audit committee financial expert, as defined by SEC guidelines.

      Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. The committee’s responsibility is to monitor and review these processes, acting in an oversight capacity relying on the information provided to it and on the representations made by management and the independent registered public accounting firm.

      During the fiscal year ended June 30, 2004, the Audit Committee met eight times, including telephone meetings to discuss quarterly results. In carrying out its duties, the committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2004, with management and Deloitte & Touche LLP (the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, collectively, “Deloitte”), the independent registered public accounting firm appointed by the Audit Committee. The committee has also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended. In addition, the committee has discussed various matters with Deloitte related to the Company’s consolidated financial statements, including all critical accounting policies and practices used, all alternative treatments for material items that have been discussed with management, and all other material written communications between Deloitte and management. The committee has also received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with Deloitte its independence from the Company and its management. In addition, the Committee has received written materials addressing Deloitte’s internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards.

      During fiscal year 2003-04, the committee (in conjunction with management) conducted training to ensure that each committee member was equipped to fulfill his responsibilities.

      The committee recognizes the importance of the independent registered public accounting firm maintaining independence and has implemented a formal pre-approval process for non-audit fee spending. It seeks to limit this spending to a level that keeps the core relationship with the independent registered public accounting firm focused on financial statement review and evaluation.

      Based on the reports and discussions described in this proxy, and subject to the limitations on the role and responsibilities of the committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2004.

John F. Smith, Jr., Chairman
Domenico DeSole
Charles R. Lee
W. James McNerney, Jr.

Fees Paid to the Independent Registered Public Accounting Firm

      The Audit Committee, with the ratification of the shareholders, engaged Deloitte & Touche LLP (the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, collectively, “Deloitte”) to perform an annual audit of the Company’s financial statements for the fiscal year ended June 30, 2004.

Fees Paid to Deloitte

(shown in thousands)

	FY 02-03		FY 03-04

Audit Fees	$14,997	*	$15,800
Audit-Related Fees	$1,998		$3,447
Tax Fees	$3,039		$2,612

Subtotal	$20,034		$21,859

All Other Fees	$8,971		$9,556
Deloitte Total Fees	$29,005		$31,415

*	The actual amount paid in fiscal year 2002-03 is different than the amount included in last year’s proxy statement due to the impact of foreign exchange at the time the actual bills were paid.

Services Provided by Deloitte

      All services rendered by Deloitte are permissible under applicable laws and regulations, and are pre-approved by the Audit Committee as outlined in the Appendix C. Pursuant to rules of the SEC, the fees paid to Deloitte for services are disclosed in the table above under the categories listed below.

1)	Audit Fees – These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)	Audit-Related Fees – These are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; attestations by Deloitte that are not required by statute or regulation; and consulting on financial accounting/reporting standards and controls.

3)	Tax Fees – These are fees for professional services performed by Deloitte with respect to tax compliance and tax returns. This includes review of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

4)	All Other Fees – These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions. Approximately 90% of this work involves tax filing and planning for individual employees involved in the Company’s expatriate program. The remainder is for various local engagements that are permissible under applicable laws and regulations.

      These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s consolidated financial statements.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

      The Audit Committee has appointed the firm of Deloitte & Touche as the Company’s independent registered public accounting firm for fiscal year 2004-05. Although action by the shareholders in this matter is not required, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent registered public accounting firms in maintaining the integrity of Company financial controls and reporting, and will seriously consider shareholder input on this issue.

      One or more representatives of Deloitte & Touche will be in attendance at the annual meeting on October 12, 2004. The representatives will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

      The following proposal will therefore be presented for action at the annual meeting by direction of the Board of Directors:

RESOLVED, That action by the Audit Committee appointing Deloitte & Touche as the Company’s independent registered public accounting firm to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 2005 is hereby ratified, confirmed and approved.

      The Board of Directors recommends a vote FOR this proposal.

PROPOSAL TO AMEND THE COMPANY’S

AMENDED ARTICLES OF INCORPORATION

      The following proposal will be presented for action at the annual meeting by direction of the Board of Directors:

RESOLVED, That the first paragraph of Article Fourth of the Amended Articles of Incorporation of The Procter & Gamble Company is hereby amended to read as follows:

Fourth: The authorized number of shares without par value is ten billion eight hundred million (10,800,000,000) ~~five billion eight hundred million (5,800,000,000)~~of which six hundred million (600,000,000) are classified and designated as Class A Preferred Stock, two hundred million (200,000,000) are classified and designated as Class B Preferred Stock and ten ~~five~~ billion (10,000,000,000~~5,000,000,000~~) are classified and designated as Common Stock.(1)

RESOLVED FURTHER, That the Board of Directors and the appropriate officers of the Company are authorized and directed to take appropriate steps to make effective the foregoing amendment to the Amended Articles of Incorporation of the Company including filing such amendment in the office of the Secretary of State of Ohio.

      The Board of Directors recommends a vote FOR this resolution for the following reasons:

(1)	New language is indicated by underlining. Language to be deleted is lined out.

      The proposed amendment to Article Fourth would change the number of authorized shares of Common Stock without par value from 5,000,000,000 shares to 10,000,000,000 shares. This change is recommended by the Board of Directors in order to replace authority for the issuance of Common Stock, which was utilized in implementing the two-for-one stock split effected in the form of a 100% stock dividend distributed to shareholders of record at the close of business on May 21, 2004. There would be no change in the number of authorized shares of Class A or Class B Preferred Stock.

      On March 9, 2004, the Board of Directors increased the annual rate of dividend on the Company’s Common Stock from $.91 to $1.00, by declaring a quarterly cash dividend of $.250 per share (on a post-split basis). Simultaneously, the Board also declared a two-for-one stock split in the form of a 100% stock dividend on the Company’s outstanding Common Stock, effective June 18, 2004. Distribution of this 100% stock dividend was made using shares of Common Stock authorized by Article Fourth but not issued.

      This distribution resulted in the issuance of 1,488,148,241 shares of Common Stock, which were not previously issued (including 210,420,810 shares payable on treasury shares held by the Company itself, which were considered issued for purposes of receiving the stock dividend but are not outstanding for cash dividend, quorum, voting or other purposes).

      As a result of the distributions described above, the aggregate number of issued shares of Common Stock (including treasury shares) at the close of business on May 21, 2004 (date of record of the stock split), was 2,976,296,482, leaving an unused balance of 2,823,703,518 shares.

      This amount of unused authority to issue Common Stock represents a significant reduction in authorized but unissued shares available for future corporate purposes. The Board of Directors believes it would be in the best interest of the Company and its shareholders to increase the amount of authorized but unissued shares of Common Stock available under the Amended Articles of Incorporation as described above. The Company and the Board of Directors have no current plans to use the additional shares for any particular purpose, but the Board of Directors believes it is desirable to have such shares available for possible use in future acquisitions or for a future split of the Company’s Common Stock by means of a stock dividend, or for other purposes within the limitations of Ohio law. Issuance of newly authorized shares will be within the Board of Directors’ discretion, unless other authority is required by applicable laws.

PROPOSAL TO AMEND THE COMPANY’S CODE OF REGULATIONS

      The following proposal will be presented for action at the annual meeting by direction of the Board of Directors:

RESOLVED, That ARTICLE III, Section 2 of the Company’s Code of Regulations be amended to read as set forth in Appendix A to the proxy statement.

      The Company’s current Code of Regulations (“Regulations”) divides the Board of Directors into three classes, each of which is elected for a three-year term. The action described above would change the Regulations to provide for annual election of all Directors. The Board of Directors recommends a vote AGAINST this amendment.

      After careful consideration, the Board of Directors believes the current classified Board structure has provided significant stability and continuity benefits to the Company and its shareholders and should be retained. Nonetheless, the Board of Directors believes shareholders should have a voice on this issue and is submitting this matter for a binding vote.

Background

      In 1985, the shareholders overwhelmingly approved by a vote of 74% of the shares outstanding (85% of the votes cast) amendments to the Regulations to eliminate the annual election of all Directors and provide for the current classified Board structure. At that time, a substantial majority of the shareholders concurred with the Board that the classified structure would ensure continuity of experienced Directors and effectively serve the long-term interests of the shareholders.

      For a number of years, Mrs. Evelyn Y. Davis, Editor of Highlights and Lowlights, has submitted non-binding shareholder proposals recommending that the Board of Directors “take the necessary steps to reinstate the election of directors annually” based largely on the argument that annual elections help insure “that all directors will be more accountable to all shareholders.” In 2003, 38% of the shares outstanding (56% of the votes cast) voted in favor of Mrs. Davis’ non-binding shareholder proposal. Despite opposing the amendment, the Board of Directors acknowledges the opinions of shareholders who support annual election of all Directors. Accordingly, the Board of Directors is now submitting for shareholder consideration a binding action to provide for annual election of all Directors. The proposed amendment is attached as Appendix A.

      Approval requires the affirmative vote of a majority of the issued and outstanding shares. If this action is not approved, the current classified Board structure will stay in place. If the action is approved, the Regulations would provide for the annual election of all Directors after an initial phase-in period as follows:

a)	current Directors, including those to be elected to three-year terms at the 2004 annual meeting, would continue to serve the remainder of their elected terms; and

b)	starting with the annual meeting of shareholders in 2005, Directors would be elected annually, so that by the annual meeting of shareholders in 2007, all Directors would be elected annually.

Board Position:

      Following the 2003 shareholder vote, the Board of Directors conducted an in-depth review including consultation with outside legal and governance experts. The Board of Directors unanimously concluded a move to the annual election of all Directors is not in the best interest of the Company or its shareholders and that the Company’s current classified board should be preserved. The Board of Directors believes:

•	Classified boards promote continuity and stability that create long-term shareholder value. With three-year terms, Directors develop a more detailed understanding of the Company’s operations, maintain a longer-term perspective and can help preserve long-term Company strategies. This is why over 50% of the Standard & Poors 500 companies have classified boards.

•	The Company’s current classified Board structure has served shareholders well for the past 19 years. On average, during this period, earnings have doubled every 5-6 years; sales have doubled nearly every 10 years; and a $1,000 investment at that time with dividends reinvested is now worth over $20,000. Over the past three years, earnings are up 122%; sales are up 30%; and the Company’s share price has almost doubled. There is no reason to risk this kind of financial and business success or damaging the Board’s continuity and stability with a move to annual election of all Directors.

•	Annual elections do not guarantee long-term success for any company. Annual elections may encourage Directors to focus on shorter-term issues and may even encourage Directors to submit to short-term pressures. Special interests trying to exert such short-term pressures often act inconsistently with the long-term well-being of the Company and its shareholders.

•	The classified Board structure does not preclude an unsolicited takeover. Classified boards do provide greater shareholder protection in the event of a takeover attempt for less than fair value. They help ensure the necessary time and perspective to determine if the bid is adequate and fair, negotiate fairer value or seek more beneficial alternatives that maximize shareholder value.

      The Company has been in operation for more than 167 years. Continuity, stability and long-term focus have been hallmarks of the Company’s success, and should continue to be. The Company has benefited from Directors who have a depth of history and experience with P&G. There is no good reason to change a system that is working well.

      The Directors believe that shareholders and the Company are best served by maintaining the current classified Board structure. As such, the Board of Directors recommends a vote AGAINST this amendment.

Shareholder Proposal

      People for the Ethical Treatment of Animals, 501 Front Street, Norfolk, VA 23510, owning 40 shares of Common Stock of the Company, have given notice that they intend to present for action at the annual meeting the following resolution:

WHEREAS, the Company acquired Iams in September 1999 and is responsible for ensuring its stewardship of animals used in experiments; and

WHEREAS, evidence reveals that a laboratory conducting studies for Iams kept dogs and cats in cruel and deprived conditions including: i) subjecting dogs to surgical removal of thigh muscles; ii) severing dogs’ vocal cords to prevent barking; iii) killing dogs for experimental purposes; iv) failing to provide necessary veterinary care; and v) failing to provide proper housing, exercise, socialization and ventilation; and

WHEREAS, Iams has taken certain steps toward adhering to The Iams Company Research Policy (the “Research Policy”) and addressing the problems detailed above by establishing an International Animal Care Advisory Board, setting minimum standards for socialization of animals, terminating the contract-laboratory referred to above, and representing that it would inspect other contract facilities; and

WHEREAS, additional measures must be taken by the Company and Iams to reduce the credibility gap that has arisen from tests such as the 1996 study in which 32 Great Dane puppies were killed;

NOW THEREFORE BE IT RESOLVED, that the shareholders request:

1. That the Board implement rules and regulations consistent with in-home food studies, and in harmony with Iams’ Research Policy including:

a.	Ending contracts with, utilizing, or relying upon, any outside or independent contract laboratories;

b.	Ending all testing on animals in Company laboratories for pet food studies, relying instead on in-home tests and veterinary clinic studies using animals volunteered by their caretakers;

c.	Placement in caring homes of all animals formerly used in Iams food tests; and

d.	Inclusion in the annual report to shareholders of an assessment of the Company’s and Iams’ success in achieving the foregoing goals and objectives.

      People for the Ethical Treatment of Animals have submitted the following statement in support of their resolution:

Each incident described above need never be repeated. Nor do cats, dogs, or other animals have to be caged and subjected to distressful laboratory conditions for Iams to conduct appropriate food trials. Such studies are currently being successfully conducted by Oklahoma State University.

The Company has taken small steps to cure the problems disclosed above but it can do much more. Over forty pet food manufacturers do not cage animals to test their foods. P&G’s published integrity declaration is “We always try to do the right thing.” This Resolution calls upon P&G and Iams to do the right thing and stop all pet food testing on dogs and cats in laboratories, in favor of in-home studies.

      The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

      Iams is dedicated to enhancing the well-being of dogs and cats by providing world class pet health and nutrition products. Iams is a leader and has published a pioneering research policy that guides its nutrition feeding studies. As acknowledged in this proposal, Iams has taken important steps to put these commitments into action.

      This proposal is unnecessary and highly misleading on many fronts.

•	The Iams dog and cat welfare policy already includes placing these pets into loving homes when they complete their work on Iams feeding studies.

•	Iams also already openly shares information on its website and in other places about its welfare policies and programs, including current status, new innovations and independent assessments from the International Animal Care Advisory Board.

      To fulfill Iams’ mission of enhancing pet well-being, Iams has a responsibility to ensure that formula enhancements designed to improve pet well-being actually provide the intended health benefit and are safe for broad-scale use. This requires scientific feeding studies with dogs and cats, most of which are in their homes, along with some nutritional studies in a carefully-controlled kennel or cattery environment. The suggestions in this resolution, which include ending all controlled kennel or cattery environment feeding studies, would impede efforts to continue enhancing the well-being of dogs and cats. A good example of this is the recent Eukanuba product improvement that is proven to help create smarter puppies. This significant benefit, as well as other major advances such as dental health improvement, could not have been developed and proven without well-conducted controlled kennel or cattery environment feeding studies.

      The PETA proposal contains significant untruths:

•	In some cases, Iams must use controlled kennel or cattery environment nutritional studies to confirm a significant new health benefit for a formulation and its safety for dogs or cats. In interactions with Iams, the Food and Drug Administration has been clear in its requirements for these kinds of studies. For example, such studies were required to support important Iams research that demonstrated the oral care benefits of Dental Defense System diet in dogs and cats, and a cat diet that reduces urinary pH to help prevent urinary tract disease.

•	It is not true that there was “surgical removal of thigh muscles” — the procedure was like a routine biopsy. Dogs were not euthanized as part of an Iams study. No Iams personnel authorized the severing of any dogs’ vocal chords. And proper veterinary care and housing were provided for dogs and cats who participated in Iams’ nutritional feeding studies.

•	PETA’s reference to the Great Dane puppy study is misleading. This ground-breaking research was completed in 1996, three years before the Company acquired the Iams business and instituted a voluntary moratorium on starting new studies that involved euthanasia.

      Iams is an industry leader in pet welfare based on the following commitments:

•	Iams supports the ultimate elimination of nutritional studies conducted in a controlled kennel or cattery environment. Iams already has eliminated feeding studies for the sole purpose of achieving the American Feed Control Officials (AAFCO) nutritional adequacy statement where nutrient profiles already exist. Iams also is actively developing and applying alternatives to feeding studies, and will make further progress as scientifically viable alternatives become validated.

•	Iams only conducts the veterinary equivalent of studies for which a person would volunteer. No pet is ever euthanized as part of an Iams feeding study. As mentioned earlier, all dogs and cats who no longer participate in feeding studies are adopted into loving homes, including the Iams retirement facility.

•	Each location where we conduct controlled kennel or cattery environment nutritional studies has an Animal Welfare Specialist, fully funded by Iams, whose sole responsibility is to implement a socialization and enrichment program for the dogs and cats in his or her care.

•	To help ensure excellent compliance with these guidelines, Iams has an International Animal Care Advisory Board of independent experts in the fields of veterinary medicine, animal husbandry, behavior, welfare and ethics. Advisory Board members conduct unannounced site visits to all external and internal facilities to ensure that the dogs and cats are being well cared for, and that the Iams research policy is being fully implemented. They also make recommendations for improvements, which have been consistently addressed.

      Further details about Iams’ policies and programs, videos of feeding study locations and reports on site inspections are available at www.Iamstruth.com or by calling an Iams Consumer Care specialist at 1-800-863-4267.

      Iams is an industry leader in animal welfare and care and continues to take significant steps toward eliminating the need for controlled dog and cat nutritional studies by identifying and employing alternative methods. To that end, we ask that you join the Board of Directors in voting AGAINST this proposal.

2005 Annual Meeting Date

      It is anticipated that the 2005 annual meeting of shareholders will be held on Tuesday, October 11, 2005. Pursuant to regulations issued by the SEC, to be considered for inclusion in the Company’s proxy statement for presentation at that meeting, all shareholder proposals must be received by the Company on or before the close of business on Friday, April 29, 2005. If a shareholder notifies the Company after July 15, 2005 of an intent to present a proposal at the 2005 annual meeting of shareholders, the Company will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials.

Other Matters

      No action will be taken with regard to the minutes of the annual meeting of shareholders held October 14, 2003 unless they have been incorrectly recorded.

      The Board of Directors knows of no other matters which will come before the meeting. However, if any matters other than those set forth in the notice should be properly presented for action, the persons named in the proxy intend to take such action as will be in harmony with the policies of the Company and, in that connection, will use their discretion.

Appendix A

Amendments to Code of Regulations

      ARTICLE III, Section 2 of the Code of Regulations of the Company shall be amended in its entirety to read as follows:

ARTICLE III

Board of Directors

      SECTION 2. Election and Term. Except as otherwise provided by law, the Articles of the Company or these Regulations, Directors shall be elected at the annual meeting of shareholders to serve one-year terms and until their successors are elected and qualified; provided, however, that Directors serving on the date of the annual meeting of shareholders in 2004, including those elected at such meeting, shall continue to serve the remainder of their elected terms. The number of Directors of the Company shall be fixed from time to time in accordance with these Regulations and may be increased or decreased as herein provided.

      ~~SECTION 2. Election and Term. Except as otherwise provided by law, the Articles of the Company or these Regulations, Directors shall be elected at the annual meeting of shareholders to serve until the end of the term to which they are elected and until their successors are elected and qualify. The number of Directors of the Company shall be fixed from time to time in accordance with these Regulations and may be increased or decreased as herein provided. The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of Directors constituting the whole Board permits, it not being required that each class have the same number of members if such is mathematically impossible, with the term of office of one class expiring each year. At the annual meeting of shareholders in 1985, Directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, Directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and Directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Thereafter, at each annual meeting of shareholders the successors to the class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting after such election. In the event of any increase in the number of Directors of the Company, the additional Director or Directors shall be so classified that all classes of Directors shall be as nearly equal as may be possible. In the event of any decrease in the number of Directors of the Company, all classes of Directors shall be decreased as nearly equally as may be possible.~~

Note: New language is indicated by underlining. Language to be deleted is lined out.

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Appendix B

The Procter & Gamble Company Board Of Directors

Guidelines for Determining the Independence of Its Members
June 8, 2004

It is expected that Board members (in that role) will exercise diligently and in good faith their independent judgment in the best interests of the Company and its shareholders as a whole, notwithstanding their other activities or affiliations.

The Board has determined a majority of its members should be “independent,” meaning they are free of any material relationship with the Company or Company management. In furtherance of this goal, the Board has adopted the following guidelines for determining whether a member is “independent.”*

1.	Subject to Section 2, a Board member will NOT be independent if, within the past three (3) years:

(a)	the Board member is employed by the Company or a member of his/her immediate family is an executive officer of the Company;

(b)	the Board member receives or a member of his/her immediate family receives more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service which are not contingent in any way on continued service;

(c)	the Board member is affiliated with or employed by, or a member of his/her immediate family is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company;

(d)	the Board member is employed, or a member of his/her immediate family is employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee;

(e)	the Board member is an executive officer or employee or any member of his/her immediate family is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which in any single fiscal year, exceeds the greater of $1,000,000 or 2% of such company’s consolidated annual gross revenues;

(f)	the Board member is an executive officer or employee, or any member of his/her immediate family is an executive officer, of a company which is indebted to the Company or to which the Company is indebted, and the total amount of the indebtedness exceeds the greater of $1,000,000 or 2% of the consolidated annual gross revenues of either company;

(g)	the Board member or any member of his/her immediate family serves as an officer of a charitable or educational organization, and donations by the Company (excluding Company matches of charitable contributions made by employees or directors under the Company’s Matching Gifts Program) exceed the greater of $1,000,000 or 2% of the organization’s consolidated annual gross revenues.

2.	The Board will examine the independence of each of its members once per year, and more frequently when there are changed circumstances that may affect a Board member’s independence. The Board will weigh all relevant facts and circumstances in determining independence. If a Board member has a relationship that exceeds the thresholds described in Section 1 or another significant relationship with the Company or Company management, then the independent Board members will determine whether that Board member’s relationship affects his/her independence. Regardless of other circumstances, a Board member will not be

*	(Note that certain special independence requirements apply to members of the Company’s Audit Committee. These requirements are set forth in the “Committee Member Qualifications” section of the Board’s

Committee Charters Appendix.)

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independent if s/he does not meet the independence standards adopted by the New York Stock Exchange, from time to time, or any applicable legal requirement.

3.	Independence determinations will be disclosed in the Company’s proxy statement.

For purposes of these guidelines, “members of his/her immediate family” and similar phrases will mean a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than an employee) who shares the person’s home. “The Company” means The Procter & Gamble Company and all of its subsidiaries.

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Appendix C

Guidelines of

The Procter & Gamble Company Audit Committee
For Pre-Approval of Independent Auditor Services

The Committee has adopted the following guidelines regarding the engagement of the Company’s independent auditor to perform services for the Company:

For audit services (including statutory audit engagements as required under local country laws), the independent auditor will provide the Committee with an engagement letter during the July-September quarter of each year outlining the scope of the audit services proposed to be performed during the fiscal year. If agreed to by the Committee, this engagement letter will be formally accepted by Committee at the September Audit Committee meeting.

The independent auditor will submit to the Committee for approval an audit services fee proposal after acceptance of the engagement letter.

For non-audit services, Company management will submit to the Committee for approval (during June or September of each fiscal year) the list of non-audit services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Company management and the independent auditor will each confirm to the Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Committee will approve both the list of permissible non-audit services and the budget for such services. The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Committee at the next Committee meeting.

The independent auditor must ensure that all audit and non-audit services provided to the Company have been approved by the Committee. The Vice President of Internal Controls will be responsible for tracking all independent auditor fees against the budget for such services and report at least annually to the Audit Committee.

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NOTICE OF ANNUAL MEETING
OF
SHAREHOLDERS
AND
ADMISSION TICKET

This is notice of your invitation to attend the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 12, 2004 at 12 :00 noon at the Procter & Gamble Hall at The Aronoff Center for the Arts. 650 Walnut Street, Cincinnati, Ohio.

In addition to reviewing the minutes of last year’s annual meeting and receiving reports of officers, the purposes of the meeting are listed on the voting portion of the proxy card attached below to this Admission Ticket.

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable. If the shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

THE PROCTER & GAMBLE COMPANY SHAREHOLDER’S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD Annual Meeting of Shareholders—Tuesday, October 12, 2004

     The undersigned hereby appoints Norman R. Augustine, Bruce L. Byrnes and A. G. Lafley (the “Proxy Committee”), and each of them (with respect to any shares of Common Stock held by the undersigned directly or via the Company’s Shareholder Investment Program) as proxies to attend the annual meeting of shareholders of the Company to be held on Tuesday, October 12, 2004 at 12 o’clock noon in Cincinnati, Ohio and any adjournment thereof and vote all shares held by or for the benefit of the undersigned: as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and shareholder proposals listed; and, at their discretion, on such other matters as may properly come before the meeting. If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors, FOR items 2 and 3 and AGAINST the proposals listed as items 4 and 5.

     This proxy also provides voting instructions for shares held by the Trustees of the Retirement Trust and the Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (as applicable, with respect to shares of Common Stock and Series A and B ESOP Convertible Class A Preferred Stock held for the benefit of the undersigned) and directs such Trustees to vote all shares held for the benefit of the undersigned: as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and shareholder proposals listed; and with the Proxy Committee on such other matters as may properly come before the meeting. The Trustees will vote shares of the Company’s Stock held by them for which instructions are not received in direct proportion to the voting of shares for which instructions have been received, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended. The Trustees will vote unallocated shares in direct proportion to voting by allocated shares of the same Class in aggregate, for which instructions have been received.

     This proxy/voting instruction card is solicited jointly by the Board of Directors of The Procter & Gamble Company and the Trustees of the Plan Trust listed above pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. This card should be mailed in the enclosed envelope in time to reach the Company’s proxy tabulator, Automatic Data Processing, 51 Mercedes Way, Edgewood, NY 11717 by 9:00 a.m. on Tuesday, October 12, 2004 for Common shares to be voted and 5:00 p.m. on Monday, October 11, 2004 for the Trustees to vote the Plan shares. Automatic Data Processing will report separately to the Proxy Committee and to the Trustees as to proxies received and voting instructions provided, respectively. Individual proxy voting and voting instructions will be kept confidential by Automatic Data Processing and not provided to the Company.

THE PROCTER & GAMBLE COMPANY
P.O. BOX 5572
CINCINNATI, OH 45201-5572

VOTE BY INTERNET — www.proxyvote.com
 Use the Internet to transmit your voting instructions anytime before 11:59 p.m. on October 11 , 2004. Have your proxy/voting instruction card in hand when you access the website and follow the instructions on the website.

VOTE BY PHONE — 1-800-690-6903
 Use any touch-tone telephone to transmit your voting instructions anytime before 11:59 p.m. on October 11, 2004. Have your proxy/voting instruction card in hand when you call and follow the instructions the vote voice provides you.

VOTE BY MAIL
 Mark, sign, and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided or return it to The Procter & Gamble Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PRCTG1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE PROCTER & GAMBLE COMPANY

The Board of Directors recommends a vote FOR the following action.

Vote on Directors		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
1.	ELECTION OF DIRECTORS (terms expiring in 2007) Nominees: 01) R. Kerry Clark, 02) Joseph T. Gorman, 03) Lynn M. Martin, 04) Ralph Snyderman and 05) Robert D. Storey	☐	☐	☐

The Board of Directors recommends a vote FOR the following proposals.

Vote on Proposals		For	Against	Abstain

2.	Ratify Appointment of the Independent Registered Public Accounting Firm	☐	☐	☐

3.	Approve Amendment to Amended Articles of Incorporation to increase the authorized number of shares of Common Stock	☐	☐	☐

The Board of Directors recommends a vote AGAINST the following proposals.

Vote on Proposals		For	Against	Abstain

4.	Approve Amendment to Code of Regulations to provide for the annual election of Directors	☐	☐	☐

5.	Shareholder Proposal No. 1 In-home Food Studies for Pet Nutrition	☐	☐	☐

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Dear Shareholder:

On August 27, 2004 we sent you a notice and proxy statement plus proxy card for the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 12, 2004.

As of September 28 we have not received your proxy. If you have in fact already voted, we thank you. If not, we hope you will do so now.

In case you have lost the original proxy card and need a new one to respond at this time, we enclose a duplicate together with a return envelope. You can also vote by telephone or internet. Instructions are included on the proxy card.

Thank you for your attention to this matter.

THE PROCTER & GAMBLE COMPANY